Zion Oil & Gas

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Bits # 10 & 11

June 2, 2005 - The first photo shows Bit # 10 which drilled from 3725m to 3758m in 33 hours, averaging 1.0 mph. The second photo shows Bit # 11, the next bit to be used. Click any of the thumbnail photos below to see a larger image. Click here to view archived photos and videos of the wellsite.

Drilling Schedule and Location

Drilling is on schedule and logging is expected to be completed during the week of June 12, 2005. Click here for a road map of Israel showing the drilling location.

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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